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FOR IMMEDIATE RELEASE	Press Release

For more information, contact:
Laura Kiernan
Vice President, Investor Relations
(203) 341-4262

Playtex Products Acquires Hawaiian Tropic Sun Care

WESTPORT, CT (April 19, 2007) – Playtex Products, Inc. (NYSE: PYX), a leading branded consumer products company, announced that it has acquired the stock of Tiki Hut Holding Company, Inc. of Ormond Beach Florida, the owner of Hawaiian Tropic sun care.

Neil P. DeFeo, Chairman, President and CEO of Playtex stated, “Hawaiian Tropic is an important addition to our skin care brand portfolio. It increases the size of our Skin Care segment – which has been growing by double digits - to more than $340 million in annual sales. Further, this acquisition is in line with our acquisition strategy of acquiring products in our core categories that enable us to grow internationally.”

Hawaiian Tropic is one of the best-known brands in the sun care segment in the U.S. and in key markets around the world. Founded in 1969 by Ron Rice, Hawaiian Tropic has developed a reputation for quality and innovation in the sun care industry. The Company’s broad product portfolio offers items in all major sun care segments including Tanning, General Protection, Baby and Kids, Sunless, After-Sun, Burn Relief, and Lip protection. These products are marketed under the highly recognizable Hawaiian Tropic® brand and produced at the Company’s manufacturing facility in Ormond Beach, Florida. Hawaiian Tropic also produces private label sun care products.

The Company sells its products globally to over 700 customers through multiple distribution channels including Mass, Drug and Food. In 2006, net sales of Hawaiian Tropic exceeded $110 million with approximately 20% of the Company’s net sales generated outside of North America, primarily in Europe and Latin America. Hawaiian Tropic is the largest privately owned manufacturer of sun care products in the world.

Mr. Rice said, “I am delighted to know that the Hawaiian Tropic brand will be in the hands of a company that understands and builds great consumer brands. I am confident the Playtex management team will take Hawaiian Tropic to the next level given their depth of experience and demonstrated success in the category.”

The purchase price for the stock, and repayment of all outstanding debt at the closing, was $83 million, plus a seasonal working capital adjustment. Playtex will use its revolving credit agreement, as amended, to fund the acquisition.

Once fully integrated, Playtex expects to derive annual synergies of approximately 10% of net sales or $11 million. When fully synergized in fiscal 2009, Playtex expects Hawaiian Tropic’s operating income to approach the operating margin levels of the Company’s existing skin care business of 24%.

Although, the Company expects the transaction to be moderately accretive to earnings over the first 12 months of ownership, due to the seasonality of the business and the timing of the closing, the acquisition will be dilutive by approximately $0.07 to $0.10 per share in 2007.

Mr. DeFeo continued, “The acquisition meets all of management’s previously stated requirements for a strong acquisition including:

1.	Strategically -- the acquisition fits well with one of our core categories - Skin Care;

2.	Financially -- the acquisition will be accretive within the first year;

3.	Geographically - Playtex will gain international infrastructure from which to grow the existing brands of Playtex; and finally,

4.	Operationally -- Playtex management will be able to successfully handle the acquisition – both in terms of the size of the acquisition and the categories played in.

Mr. DeFeo concluded, “We see significant opportunities with the Hawaiian Tropic brand and expect to drive incremental growth and profitability over time by investing in advertising and new product development.”

In conjunction with the acquisition, Playtex amended its revolving credit agreement. The amendment, among other things, increases the size of the facility to $150 million from $100 million, and reduces the borrowing rate by fifty basis points to LIBOR plus 175 basis points.

Sawaya Segalas & Co. LLC., a leading consumer products investment banking firm, served as exclusive financial advisor to Playtex in this transaction. SunTrust Robinson Humphrey served as exclusive financial advisor to Hawaiian Tropic in this transaction.

Conference Call

The Company will hold a conference call this afternoon at 1:30 p.m. EST, to discuss the Hawaiian Tropic transaction. The dial in number is 1-800 435 1398 / 1-617.614.4078 and the passcode is 46829706. Also, you may listen via webcast by visiting the Investor Relations section of the Company's website at www.playtexproducts.com. A replay will be available two hours after the call through April 26th. The replay number is 1-888-286-8010 / 1-617-801-6888, access code 57344173. Additionally, the replay can be heard on the Company's website.

Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Feminine Care, Skin Care and Infant Care products, including Playtex tampons, Playtex infant feeding products, Diaper Genie, Banana Boat, Hawaiian Tropic, Wet Ones, and Playtex gloves.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, to the timing of completion of the proposed acquisition of the Hawaiian Tropic business, the effect of the proposed acquisition on sales growth, operating income and earnings per share and anticipated synergies, the inability to grow the business by investing in advertising and launching new products, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, the ability to ship new products on targeted dates, and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.

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